HOLDERS OF 99.6% OF VISHAY’S CONVERTIBLE SUBORDINATED NOTES
EXERCISE OPTION TO REQUIRE REPURCHASE OF THEIR NOTES

MALVERN, PENNSYLVANIA – August 1, 2008 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that holders of 99.6% of its 3-5/8% Convertible Subordinated Notes due 2023 exercised the option to require Vishay to repurchase their notes on August 1, 2008. The option expired at 5:00 p.m. New York City time on July 29, 2008.

The purchase price was equal to the $1,000 principal amount of each note, plus accrued and unpaid interest to, but excluding, the purchase date. The purchase price was paid in cash and funded with cash on-hand of approximately $250 million, borrowings under Vishay’s revolving credit facility of approximately $125 million, and borrowings under a term loan of $125 million. Notes with an aggregate principal amount of $1,870,000 remain outstanding.

The early extinguishment of debt will result in a pretax noncash charge of approximately $14 million for the write-off of unamortized debt issuance costs associated with the 2003 issuance of the notes, which will be recorded in the third quarter of 2008. The early extinguishment of the notes will have a negligible impact on future net interest expense.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

For further information, contact Richard N. Grubb, Executive Vice President and Chief Financial Officer or Peter G. Henrici, Senior Vice President Corporate Communications, 610-644-1300